UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 4, 2016

BioCorRx Inc.
(Exact name of registrant as specified in its charter)

333-153381

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

601 N. Parkcenter Drive, Suite 103

Santa Ana, California 92705

(Address of principal executive offices)

(714) 462-4880

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

BioCorRx Inc., a Nevada corporation (the "Company"), signed a five year Supply and Distribution agreement (the "Distribution Agreement") with Lyceum Physical Medicine ("LCM") on January 4, 2015. The Distribution Agreement was effective as of December 22, 2015. The Company is involved in establishing certain addiction therapeutic and rehabilitation programs (the "BR Program") consisting of a Naltrexone implant that is placed under the skin in the lower abdomen (the "Naltrexone Implant") coupled with life coaching/counseling sessions from specialized life coaches/counselors.

In accordance with the terms and provisions of the Distribution Agreement: (i) the Company has granted to LCM, for the term of the Distribution Agreement, a right to distribute the BR Program, including purchase of the Naltrexone Implant, in the Territory, which is defined in the Distribution Agreement as the office of LCM, located at 6062 Ridge Ave., Philadelphia, PA 19128, (ii) the Company has agreed to the furnish LCM at no additional cost, educational resources, research findings and educational materials, resources and information associated with effective uses of the Naltrexone Implant and the BR Program, and (iii) LCM has agreed to pay to the Company a program access fee for each BR Program, which includes access to the Naltrexone Implant, which fee may be renegotiated following a 18 month period from the execution date.

The Distribution Agreement may be terminated (i) in the event of the bankruptcy or insolvency of either party, (ii) if either party is in material breach of or in non-compliance with any of the terms of the Distribution Agreement and such breach is not cured within thirty days of the date of notice, or (iii) upon mutual agreement of the parties. Either the Company or LCM may elect to non-renew the Distribution Agreement by providing written notice to the other party at least sixty days prior to the date upon which the Distribution Agreement will expire.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished as part of this Form 8-K:

Exhibit 10.1	Supply and Distribution Agreement, by and between the Company and LCM, signed January 4, 2016*

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*	A portion of the Exhibits have been omitted and a Confidential Treatment Request will be filed with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: January 7, 2016	By:	/s/ Lourdes Felix
Lourdes Felix Chief Financial Officer and Director